GARDNER, CARTON & DOUGLAS
                            One First National Plaza
                             Chicago, Illinois 60603

                                 (312) 726-2452

                                  April 2, 1976

Securities and Exchange Commission
500 North Capitol Street
Washington, D.C.  20549

         Re: MoneyMart Assets Inc.
             25,000,000 Shares of Common Stock,
             $.10 par value

Gentlemen:

      As counsel for MoneyMart Assets Inc., a Maryland corporation (the "Fund"), we have examined into the proceedings taken and being taken for the registration by the Fund of 25,000,000 shares of its Common Stock, $.10 par value.

      We have examined all instruments, documents, and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of Common Stock will be, if and when issued by the Fund in the manner described in the Registration Statement, validly authorized and issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the subject Registration Statement and to the use of our name whenever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                        Very truly yours,


                                        GARDNER, CARTON & DOUGLAS